EXHIBIT 99.1

National Penn Bancshares 1st Quarter 2007 Earnings Conference
Tuesday, July 17, 2007 – 1 pm ET

Glenn Moyer; National Penn Bancshares; President & CEO
Gary Rhoads; National Penn Bancshares; Treasurer, CFO
Michelle H. Debkowski; National Penn Bancshares; EVP, CAO and IR Officer

QUESTIONS AND ANSWER SEGMENT

Michelle Debkowski:  Thank you, Glenn.  We had quite a few questions presented during the webcast, and, Glenn, I'll begin with you.  We had a question from a shareholder that says, "I'm concerned about the 20% drop in our stock in the last year.  Do you think the continued selling of millions of dollars' worth of our stock by executive officers and directors sends a negative message to the investment community?"

Glenn Moyer:  First of all, in checking the Bloomberg screens, we note that our market value has declined approximately 12% over the past 12 months.  If one adds back our strong cash dividend yield, our overall return for the past year is a decline of approximately 8.5%, not the 20% decline mentioned in the question.  Beyond that point, we cannot verify any significant stock sales by executive officers and directors other than those required by expiring stock options.  As we said in our prior remarks, we believe that most of the downward movement in our stock price is part of an overall trend in the community and super-community bank stock segment.

Michelle Debkowski:  Glenn, please explain the increase in non-performers and charge-offs.

Glenn Moyer:  We have two significant C&I [Commercial and Industrial] credits that have negatively impacted both non-performing assets and charge-offs.  Together, the partial charge-down of these credits represented $2.0 million of the $2.3 million in charge-offs for the quarter.  The remaining balance outstanding on these credits represents approximately 50% of our non-performing asset total at quarter-end.

Michelle Debkowski:  How is competition for commercial real estate and commercial real estate demand?

Glenn Moyer:  Competition is extremely strong in commercial real estate, as it is in all our lending areas.  Commercial real estate demand has softened as developers are consciously reducing inventory and trying to improve and manage their liquidity.  Having said that, our portfolio is still performing at an acceptable level, and it remains a profitable business segment for us.

Michelle Debkowski:  What is the outlook for loan yields?

Glenn Moyer:  We have seen our loan yields be fairly stable over the past several quarters relative to our overall cost of funds.  We are hopeful that we can maintain that general stability as the year progresses.

Michelle Debkowski:  And, Glenn, where do you feel comfortable taking the reserve levels to?

Glenn Moyer:  Our overall credit metrics remain strong.  Our delinquency at quarter-end 6/30/07 was only 12 basis points.  Our non-performing assets-to-loans ratio was 0.35%, and that is good by long-term historical levels, and our classified and criticized assets are lower than they were at each of our past three year-ends.  So despite the increase in charge-offs, year to date, our overall asset quality is strong.

Michelle Debkowski:  Gary, a few questions for you.  What level of tangible common equity are you comfortable with, and do you have adequate capital to continue to do deals?

Gary Rhoads:  Answering the second part of that first, we do believe we have adequate capital to continue to do deals.

Regarding the level of tangible common equity that we're comfortable with, as we've said in the past, we have a target level at or above 5% on an operating basis, not to say that we won't occasionally fall below that target in an acquisition situation.

Michelle Debkowski:  Gary, what is the non-recurring income amount of $837,000?

Gary Rhoads:  That non-recurring income amount is a BOLI [Bank-Owned Life Insurance] death benefit.

Michelle Debkowski:  What is the "other income" for the quarter, and was there anything once off but considered recurring by GAAP?

Gary Rhoads:  That's a category of multiple items, miscellaneous-type things.  Most of them are recurring-type things, and I'll give some examples here -- letter of credit fees, fees in our international division, safe deposit box fees, those kinds of things.  They're all lumped in that category.

Michelle Debkowski:  And what and where are the mark-to-market effects of FAS 159?

Gary Rhoads:  The mark-to-market effects for FAS 159, which for the second quarter was a negative mark to market of $127,000, show up as miscellaneous income, so in this case, it was a reduction of miscellaneous income for the quarter.

Michelle Debkowski:  Gary, what is the reason for the increase in the money market deposit account funding costs?

Gary Rhoads:  The primary reason for that funding cost in the money market category is the migration of customer accounts from lower-costing money market types and interest checking accounts to the money market types carrying currently higher market rates.

Michelle Debkowski:  Could you give some additional detail on the equity in unconsolidated investments?

Gary Rhoads:  Sure.  We have several investments in some categories that require us to account for these investments on the equity method, and in the second quarter, the loss that shows up in that category is our share of realized income on the investments accounted for under the equity method, and this income is recurring but not predictable.  We had a $589,000 loss in the first quarter versus the earnings of $216,000 in the second quarter.

Michelle Debkowski:  What investment securities were sold this quarter?

Gary Rhoads:  We sold some bank equities, which we acquired as a result of our original investment in de novo banks 10 to 15 years ago.

Michelle Debkowski:  And, Gary, has pricing pressure on deposits subsided at all?

Gary Rhoads:  Competition for deposits is still intense and remains intense from the broad spectrum of competitors, which includes start-up banks, the very large banks, credit unions, and also non-bank competitors.

Michelle Debkowski:  Back to you, Glenn, a question on the provision.  The provision has been below net charge-offs for the past few quarters.  How much of that is discretionary on our part, and how much is mandated by our outside accountants?  Why wouldn't we put some extra aside as there are growing concerns about credit?

Glenn Moyer:  Our provision expense has been at our discretion based on our loan risk management processes.  As previously discussed, our credit metrics are still strong, especially as you look back over the past seven to eight years of charge-off levels.  Our year-to-date annualized level of 21 basis points is actually below our historical average during that timeframe.

Barring a sudden economic change, we believe asset quality will remain comparable to its current level, and we are comfortable with our current ALLL, Allowance for Loan and Lease Losses, level.

Michelle Debkowski:  And we had a question, Glenn, about the outlook for loan growth and asset quality for the remainder of 2007 that I believe we addressed in the webcast.  But, another question for you on how the loan structure is holding up.

Glenn Moyer:  Well, as we said, competition is strong, and that's absolutely true on the lending side, and we do see some credit structures that we have questions about on a competitive basis, especially from those institutions that seem to be focused on balance sheet growth.  Maintaining our credit quality and staying committed to proper structures remains paramount with National Penn.

Michelle Debkowski:  Is commercial loan demand picking up?  What is the expected growth trend for C&I loans and total loans for 2007?

Glenn Moyer:  Growth for C&I year to date has been 8.9%, I believe is the number, and we're pleased with that performance.  Overall, our C&I backlog looks good at this point, so, yes, we expect that growth to continue, and I believe I commented during our remarks on our view of total loan growth for 2007.

Michelle Debkowski:  Gary, another question for you.  It looks like the tax rate was lower this quarter.  What is a good run rate going forward?

Gary Rhoads:  The tax rate for the second quarter was very similar to the first quarter, and we would consider that, the ballpark tax rate, to be about the 22% range.

Michelle Debkowski:  Glenn, one more question came in for you.  Can you give any more color on the two non-performing credits -- what type of loan, are they well collateralized, when do you expect a resolution, etcetera?

Glenn Moyer:  As we mentioned, they were both C&I credits.  To the extent that we've taken charge-downs on the credit, we were not well collateralized.  We expect both of them to be resolved in this quarter.

Michelle Debkowski:  And, Glenn, on a lighter note, one final, very difficult question came in for you.  Will the Phillies win a World Series before losing another 10,000 games?

Glenn Moyer:  We have people in our company much more able to answer that than me, but to even get 10,000 losses, you have to be a great franchise and be around for a long time.  That's my answer, and I’m sticking to it.

Michelle Debkowski:  Thank you very much.  This concludes our presentation, and we thank you for joining us.